Exhibit 99.1

Intelligent Systems Announces Commencement of $5 Million

Modified Dutch Auction Tender Offer for Its Common Stock

NORCROSS, Ga., April 22, 2015 – Intelligent Systems Corporation (NYSE MKT: INS; www.intelsys.com) today announced that it is commencing a modified “Dutch auction” tender offer to purchase for cash shares of its common stock for an aggregate purchase price of no more than $5 million.

Pursuant to the tender offer, company shareholders may tender all or a portion of their shares (1) at a price specified by the tendering shareholder of not less than $2.55 and not more than $3.00 per share or (2) without specifying a purchase price, in which case their shares will be purchased at the purchase price determined in accordance with the tender offer. When the tender offer expires, Intelligent Systems will determine the lowest price within the range of prices specified above (the “purchase price”) enabling Intelligent Systems to purchase up to $5 million in the aggregate of its common stock. Shareholders will receive the purchase price in cash, subject to applicable withholding and without interest, for shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders in the event that the aggregate cost to purchase all of the shares validly tendered and not validly withdrawn at or below the purchase price exceeds $5 million. These provisions are described in the Offer to Purchase and in the Letter of Transmittal relating to the tender offer that will be distributed to shareholders. All shares purchased by Intelligent Systems will be purchased at the same price. All shares tendered at prices higher than the purchase price will be promptly returned to shareholders.

The tender offer will not be conditioned upon any minimum number of shares being tendered; however, the tender offer will be subject to a number of other terms and conditions specified in the Offer to Purchase. The tender offer and withdrawal rights will expire at the end of the day, 12:00 midnight, New York City time, on May 19, 2015, unless extended or terminated by Intelligent Systems. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. Shareholders wishing to tender their shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the tender offer, or who are unable to make delivery of all required documents to the depositary prior to the expiration of the tender offer, may tender their shares by complying with the procedures set forth in the Offer to Purchase for tendering by notice of guaranteed delivery. D.F. King will serve as information agent for the tender offer. American Stock Transfer and Trust is acting as the depositary for the tender offer.

According to J. Leland Strange, President and CEO of Intelligent Systems, “We believe this tender offer is the most efficient way to return capital to shareholders following the previously announced sale of our ChemFree subsidiary for more than $21 million in cash. While I personally, and other officers and directors of the company, do not intend to sell any shares in the tender offer, this option may be a tax-advantaged way for participating shareholders to receive cash for some or all of their holdings in an orderly process.”

Intelligent Systems’ board of directors has authorized the tender offer. However, none of the company, the company’s board of directors, the information agent or the depositary makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which shareholders may choose to tender their shares. No person is authorized to make any such recommendation. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which their shares should be tendered. In doing so, shareholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the offer. Shareholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.

News Release for Informational Purposes Only

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company's common shares. The solicitation and offer to buy the company's common shares will only be made pursuant to the Offer to Purchase and related materials that are being sent to the company's shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission (the "SEC") through the SEC's internet address at www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents from D.F. King & Co., Inc, the information agent for the tender offer, by directing such request to: D.F. King & Co., 48 Wall Street, New York, NY 10005 or calling toll-free (800) 499-8541. Shareholders and investors who have questions or need assistance may call the information agent at the above numbers. The depositary for the tender offer is American Stock Transfer & Trust Company LLC.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE MKT: INS] has identified, created, operated and grown early stage technology companies. The company has operations and investments primarily in the financial technology (fintech) products and services industry. The company’s principal subsidiary, CoreCard Software, Inc. (www.corecard.com), designs, develops, and markets a comprehensive suite of software solutions to accounts receivable businesses, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard also uses its proprietary software platform to provide processing services for companies that prefer to outsource this function rather than license the software for in-house operations.  Further information is available on the company’s website at or by calling the company at 770/381-2900.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CONTACTS

Bonnie Herron, CFO

770-564-5504

bherron@intelsys.com